EX-10.27 Asset Sale Agreement

                           ASSET SALE AGREEMENT
                           --------------------

THIS ASSET SALE AGREEMENT (the "Agreement"), is made as of the 22nd day of July, 2002, by and among Block Drug Company, Inc., a New Jersey corporation ("Block"), and Access Pharmaceuticals, Inc., a Delaware corporation formerly known as and named Chemex Pharmaceuticals, Inc. ("Access"). Block and Access are sometimes individually referred to herein as the "Party" and collectively as the "Parties".

                               BACKGROUND

A. Block has certain right, title and interest in and to the Takeda License Agreement (as hereinafter defined) and the Purchased Assets (as hereinafter defined), which includes, without limitation, certain tangible and intangible property relating to the manufacture, use, sale and distribution of the Products (as hereinafter defined).

B. Access desires to purchase and assume, and Block desires to sell and assign, the Purchased Assets and Inventory (as hereinafter defined), and the Takeda License Agreement, respectively, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, guarantees and representations herein contained and intending to be legally bound, Block and Access agree as follows:

                               SECTION 1
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                              DEFINITIONS
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1.1  Definitions
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Where used in this Agreement the following words or phrases shall have the meanings set forth below:

(a)  "Access" shall have the meaning set forth in the Preamble.

(b) "Adverse Experience(s)" means any noxious, pathological or unintended change in anatomical, physiological or metabolic function as indicated by physical signs, symptoms and/or laboratory changes occurring in clinical trials, post-marketing surveillance, or clinical practice during use of the Aphthasol Product, or published in the medical literature, whether or not considered causally related to the Aphthasol Product. This includes an exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, and significant failure of expected pharmacological or biological action.

(c) "Affiliate", when used to indicate a relationship with any person or entity, means (i) any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with such person or entity to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity, or (ii) any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with such person or entity;

(d) "Agency" or "Agencies" means any governmental regulatory authority responsible for granting approvals and clearance for manufacturing, marketing and sale of Product;

(e) "Agreement" means this Asset Sale Agreement, together with the Schedules and Exhibits hereto, and any instrument amending this Agreement in accordance with Section 16.6; and the expression
"Section" followed by a number refers to the specified Section of this Agreement;

(f)  "Amlexanox" means the chemical compound of the formula
2-amino-7-isopropyl-5-oxo-5H-[1]benzopyrano-[2,3-b]-pyridine-3-
carboxylic acid (also known by Takeda Code No.: AA-673);

(g) "Ancillary Agreements" means any other agreement to be executed by Block and/or Access in connection with this Agreement, including, without limitation, the Bill of Sale and Assignment Agreement, Inventory Bill of Sale and Assignment Agreement, Memorandum of Consent,
Assignment and Assumption Agreement, the Product Patents
Assignment, the Aphthasol Trademarks Assignment and the Aphthasol
Supply Agreement;

(h) "Aphthasol Agreement" means the agreement dated March 5, 1998 by and between Block and Access, a copy of which is attached hereto as Exhibit A;

(i) "Aphthasol Product" means a topical oral paste formulation containing Amlexanox currently approved by the FDA for use in the treatment of aphthous ulcers;

(j) "Aphthasol Registrations" means registrations required by applicable Agencies in the U.S. relating to the manufacture, sale and distribution of the Aphthasol Product in the U.S., including, without limitation, NDAs relating to the Aphthasol Product;

(k) "Aphthasol Supply Agreement" means the supply agreement to be executed at Closing by Block and Access, substantially in the form attached hereto as Exhibit B;

(l) "Aphthasol Trade Dress" means the current trade dress of the Aphthasol Product, including, but not limited to, product packaging associated with the sale of the Aphthasol Product in the U.S., but excluding the Block Trade Dress;

(m)  "Aphthasol Trademarks" means those Trademarks set forth on
Schedule 1.1(m) attached hereto;

(n) "Aphthasol Trademarks Assignment" means the assignment agreement to be executed by Block and delivered to Access at Closing, substantially in the form of Exhibit C attached hereto;

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(o)  "Assignment and Assumption Agreement" means an assumption agreement to be executed by Access and Block on the Closing Date, substantially in the form of Exhibit D hereto;

(p)  "Assumed Liabilities" has the meaning set forth in Section 2.2(a);

(q) "Bill of Sale and Assignment Agreement" means the bill of sale to be executed by Block and delivered to Access at Closing, substantially in the form of Exhibit E attached hereto;

(r)  "Block" shall have the meaning set forth in the Preamble.

(s) "Block/Chemex Agreement" means the Asset Purchase and Royalty Agreement dated June 7, 1995 by and between Block and Chemex, a copy of which is attached hereto as Exhibit F;

(t) "Block Trade Dress" means the stripes, bands and coloring used on the Aphthasol Product packaging to the extent (i) used on other Block or Block Affiliates' product packaging and (ii) not currently used in product packaging of Access;

(u) "Block Trademarks" means (i) the Block name or any variations thereof or the names of any Block Affiliates or any variations thereof and (ii) all Trademarks, other than the Aphthasol Trademarks, currently used by Block or its Affiliates in connection with the manufacture, marketing, sale and distribution of their respective products;

(v) "Chemex" means Chemex Pharmaceuticals, Inc., which is currently known as Access;

(w)  "Closing" and "Closing Date" have the meaning set forth in Section
15.1;

(x) "Cumulative Net Sales" means gross revenues received by Access and its Affiliates on the sale of a Dermatological Product, less (i) trade discounts actually allowed; and (ii) when borne by Access or its Affiliates in connection with the sale, transportation and handling charges; sales, use and excise taxes; import duties, tariffs or other governmental charges; and credits for claim or allowances, retroactive price reductions, refunds, returns, and recalls. There shall not be any imputed gross revenue for samples, free goods or other marketing programs whereby the Dermatological Product is given away to induce sales thereof. For purposes of determining Cumulative Net Sales, a sale shall be deemed to have occurred when the sale is invoiced or when the Dermatological Product is delivered, whichever occurs first. In the case of the transfer or sale of the Dermatological Product by Access to an Affiliate, or by Access or its Affiliate to their respective distributor, or subdistributor for sale by such Affiliate, distributor or subdistributor, Cumulative Net Sales shall be based upon the greater of the total invoice price charged by Access to such Affiliate, distributor, subdistributor or the total invoice price charged by such Affiliate, distributor or subdistributor to its customers. Cumulative Net Sales for countries outside the U.S. shall be calculated by converting to U.S. currency using the exchange rate in effect on the last business day of each month as published in the Wall Street Journal. Cumulative Net Sales shall also include Licensee Net Sales;

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(y)  "Dermatological Product(s)" means a topical preparation containing
Amlexanox for use in the treatment of diseases and disorders of the mucocutaneous membrane and/or integument including, but not limited to, therapeutic, prophylactic and immunological uses. For the purposes of this definition, "mucocutaneous membrane" is skin and mucous membrane, and "integument" is skin and its appendages, including hair, hair follicles, sebaceous glands, sweat glands, nails and component and migratory cells of the skin. Dermatological Products shall include, without limitation, the Aphthasol Product and Mucositis Product;

(z)  "Encumbrance" has the meaning set forth in Section 6.3;

(aa) "Excluded Assets" shall mean the Plant, any Block employees related to the development, manufacture and commercialization of Product, any equipment, computer hardware or software, telephone numbers, internet or domain names or URL's associated with Block's development, manufacture or commercialization of Product (excluding the domain name "www.Aphthasol.biz"), any contracts or agreements (excluding the Takeda License Agreement) associated with the development, manufacture or commercialization of Product, including, without limitation, any arrangements for the commercialization of the Aphthasol Product on "www.SaveYourSmile.com", and any accounts receivable associated with Block's sale of Aphthasol Product prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period;

(bb)  "Excluded Intellectual Property" means (i) Block Trademarks,
(ii) Block Trade Dress, and (iii) any Intellectual Property that does not relate primarily to Product;

(cc)  "FDA" means the United States Food and Drug Administration;

(dd) "Finished Goods" means the Aphthasol Product packaged in sample and commercial sizes and ready for distribution to the ultimate customer;

(ee) "Intellectual Property" means all (i) Patents, and U.S. and other registered designs; (ii) U.S. and other mask works and copyrights in works of authorship of any type, including, but not limited to, computer software and industrial designs, registrations and applications for registration thereof; (iii) Trademarks and trade dress; (iv) trade secrets, know-how and other confidential or proprietary technical, business and other information, and all rights thereto in any and all jurisdictions, to limit the use or disclosure thereof; (v) rights to obtain and file for patents and registrations thereof; and (vi) rights to sue and recover damages or obtain injunctive relief for infringement, dilution, misappropriation, violation or breach thereof;

(ff) "Inventory" means Block's inventory of Finished Goods, an electronic accounting of which is set forth on Schedule 1.1(ff) attached hereto. For purposes of clarity, Inventory shall not include sample packages of the Aphthasol Product;

(gg) "Inventory Bill of Sale and Assignment Agreement" means the bill of sale to be executed by Block and delivered to Access as provided in
Section 11.3(a), substantially in the form of Exhibit G attached hereto;

(hh)  "Inventory Price" has the meaning set forth in Section 3.2;

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(ii)  "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising from any Claim or other action by a third party under any law, action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking, or otherwise. For the purposes of this definition "Claim" shall mean any action (including, without limitation, any proceedings to establish insurance coverage), claim, suit, arbitration or governmental, administrative, or other proceeding or investigation or judgment or equitable relief;

(jj) "Licensee" means a licensee of, or other third party otherwise engaged by, Access or its Affiliates for the purpose of selling or distributing a Dermatological Product;

(kk) "Licensee Net Sales" means gross revenues received by a Licensee on the sale of a Dermatological Product less (i) trade discounts actually allowed; and (ii) when borne by the Licensee in connection with the sale, transportation and handling charges; sales, use and excise taxes; import duties, tariffs or other governmental charges; and credits for claim or allowances, retroactive price reductions, refunds, returns, and recalls. There shall not be any imputed gross revenue for samples, free goods or other marketing programs whereby the Dermatological Product is given away to induce sales thereof. For purposes of determining Licensee Net Sales, a sale shall be deemed to have occurred when the sale is invoiced or when the Dermatological Product is delivered, whichever occurs first. In the case of the transfer or sale of the Dermatological Product by the Licensee to an Affiliate, distributor or subdistributor of the Licensee for sales by such Affiliate, distributor or subdistributor, Licensee Net Sales shall be based upon the greater of the total invoice price charged by the Licensee to such Affiliate, distributor or subdistributor or the total invoice price charged by such Affiliate, distributor or subdistributor to its customers. Licensee Net Sales for countries outside the U.S. shall be calculated by converting to U.S. currency using the exchange rate in effect on the last business day of each month as published in the Wall Street Journal;

(ll) "Manufacturing Technology" means all technology, trade secrets, research and development, formulae, know-how, inventions, discoveries, processes, compositions, test procedures, manufacturing procedures, techniques, developments, enhancements and modifications, confidential, technical, or proprietary information and knowledge not generally known to the public, whether or not patentable, commercially useful, or reducible to writing or practice that enable Access to make, have made, use, offer for sale, sell and import the Aphthasol Product and are owned or controlled by Block as of the Closing Date; provided that Manufacturing Technology shall not include any Excluded Assets;

(mm) "Marketing Materials" means those marketing materials used by Block solely with respect to the Aphthasol Product in the United States that are in existence as of the Closing Date, to the extent such materials are within the possession or control of Block, as set forth on Schedule 1.1(mm);

(nn) "Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse effect on the Purchased Assets and the Takeda License Agreement taken as a whole, but shall not include
(i) any adverse effect due to changes, after the date of this Agreement, in conditions

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generally affecting (A) the healthcare industry or (B) the worldwide,
United States or European economy as a whole, (ii) any change or adverse effect caused by, or relating to, the announcement of this Agreement and the transactions contemplated by this Agreement or
(iii) any adverse effect due to legal or regulatory changes effective after the date of this Agreement;

(oo) "Memorandum of Consent" shall mean the written agreement executed by Block, Access and Takeda, a copy of which is attached hereto as Exhibit H, pursuant to which (i) Takeda shall consent to Block's assignment of the Takeda License Agreement to Access, and (ii) the Takeda Supply Agreement shall be terminated;

(pp) "Mucositis Agreement" means the agreement dated December 21, 1998, by and between Block and Access, a copy of which is attached hereto as Exhibit I;

(qq) "Mucositis Product" means a topical formulation containing Amlexanox which is used for the treatment of chemotherapy or radiation-induced inflammation of the oral mucous membrane and inflammation of the oral mucous membrane in immunocompromised patients;

(rr) "NDA" means a New Drug Application filed with the FDA pursuant to 21 C.F.R., Part 314, and all supplements, amendments, revisions thereto and all correspondence between Block and FDA relative thereto;

(ss) "Party" or "Parties" shall have the meaning set forth in the Preamble;

(tt) "Patents" means all U.S. and other patents, patent applications and statutory invention registrations (which, for the purposes of this Agreement, shall be deemed to include provisional applications, invention disclosures, certificates of invention and applications for certificates of invention), including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights therein provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto;

(uu) "Plant" means the Block manufacturing plant known as ReedCo, Inc. and located at Route #3, KM 76.4, Humacao, Puerto Rico 00661;

(vv) "Product" means, collectively, the Aphthasol Product and Mucositis Product;

(ww)  "Product Intellectual Property" means all (i) Product Patents,
(ii) Aphthasol Trademarks, (iii) Manufacturing Technology,
(iv) Aphthasol Trade Dress, (v) the Marketing Materials, (vi) the domain name "www.Aphthasol.biz", and (vii) all other Intellectual Property primarily related to the Product, but excluding (in all cases) Excluded Intellectual Property, Excluded Assets and the "Technology and Know-How" of Takeda, as such term is defined in Section 1.16 of the Takeda License Agreement;

(xx) "Product Patents" means all Patents listed on Schedule 1.1(xx) attached hereto;

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(yy)  "Product Patents Assignment" means that assignment agreement to be executed by Block and delivered to Access at Closing, substantially in the form of Exhibit J attached hereto;

(zz)  "Purchase Price" has the meaning set forth in Section 3.1;

(aaa)  "Purchased Assets" has the meaning set forth in Section 2.1(a);

(bbb)  "Retained Liabilities" has the meaning set forth in Section 2.2(b);

(ccc) "Scientific and Regulatory Material" means all technological, scientific, chemical, biological, pharmacological, toxicological, regulatory and clinical trial materials and information primarily related to the Aphthasol Product and all rights thereto in any and all jurisdictions to limit the use or disclosure thereof, to the extent such materials are within the possession or control of Block;

(ddd)  "Takeda" means Takeda Chemical Industries, Ltd.

(eee)  "Takeda License Agreement" means the agreement dated
November 12, 1987, by and between Takeda and Chemex, predecessor in interest to Block, a copy of which is attached hereto as Exhibit K;

(fff) "Takeda Supply Agreement" means the agreement dated November 12, 1987, by and between Takeda and Chemex, predecessor in interest to Block, a copy of which is attached hereto as Exhibit L;

(ggg) "Tax" or "Taxes" means any domestic, foreign, national, regional or local income, gross receipts, payroll, withholding, license, unemployment, premium, excise, real or personal property, capital stock, franchise, profits, environmental, unemployment disability, social security, severance, value added, sales, use, transfer, registration, alternative or add-on minimum, estimated or any other tax or similar governmental charge of any kind whatsoever, including interest, penalties, and additions to tax with respect thereto, whether disputed or not;

(hhh) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(iii) "Trademarks" means all U.S. and other trademarks, trade names, brand names, logotypes, symbols, service marks, designs, domain names, URLs and tradenames, including registrations and applications for registrations thereof and all renewals, modifications and extensions thereof;

(jjj)  Transition Period" shall have the meaning set forth in Section 7.2;

(kkk)  "Transition Team" shall have the meaning set forth in Section
9.2; and

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(lll)  "United States" or "U.S." means the United States of America, its territories and possessions, including without limitation the Commonwealth of Puerto Rico and the District of Columbia.

In this Agreement, words importing the singular number shall include the plural and vice versa, words importing a specific gender shall include the other genders and references to persons shall include corporations and one or more persons, their heirs, executors, administrators or assigns as the case may be. References to "including" shall mean
"including but not limited to."

1.2 Currency. All currency amounts referred to in this Agreement are in U.S. Dollars unless otherwise specified.

1.3 Headings, Etc. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation hereof.

                               SECTION 2
                               ---------
                   PURCHASED ASSETS; LIABILITIES
                   -----------------------------

2.1  Assets to Be Sold and Purchased.

(a) Upon the terms and subject to the conditions of this Agreement, Block agrees to sell, assign, transfer, convey and deliver to Access and Access agrees to purchase from Block, all rights, title and interest of Block and its Affiliates in and to the following assets, regardless of where such assets are situated (the "Purchased Assets"), free and clear of all Encumbrances, except as set forth on Schedule 6.3:

(i)  all Product Intellectual Property;

(ii)  the Aphthasol Registrations, to the extent transferrable;

(iii) the existing lists of all current trade/wholesale customers for the Aphthasol Product and the pricing of the Aphthasol Product for such customers; provided, however, that Block shall retain all rights of access and ownership of such information with respect to sales of Block's and Block's Affiliates' other products;

(iv) copies of Block's files pertaining to the Aphthasol Registrations and correspondence with the FDA and other Agencies, in each case such as is in existence and in the possession or control of Block, as of the Closing Date;

(v)  all Marketing Materials;

(vi)  all Scientific and Regulatory Material; and

(vii) records and files that relate to the Aphthasol Product manufacturing and manufacturing processes.

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The Parties expressly agree and acknowledge that the Purchased
Assets shall not include the Excluded Intellectual Property and the Excluded Assets. Additionally, Access shall reimburse Block for fifty percent (50%) of the copying and shipping/transportation costs of such Purchased Assets from wherever such Purchased Assets are stored by Block to the location designated by Access, which amount shall be payable by Access within ten (10) days after Access' receipt of an invoice from Block for such copying and shipping/transportation costs, the total of amount of which invoice shall not be greater than one hundred twenty five percent (125%) of the amount reflected on the estimate described below. Prior to Block copying and shipping/transporting any Purchased Assets as provided in this Section
2.1 or in Section 11.1(k), Block shall forward to Access a reasonably detailed estimate of such copying and shipping/transportation costs, which estimate shall be accepted by Access in writing to Block. The Parties agree that neither Block nor any of its Affiliates shall be obligated to copy, ship or otherwise transport the Purchased Assets to Access as provided in this Section 2.1 or in Section 11.1(k) prior to Block's receipt from Access of Access' written acceptance of the estimate referenced herein.


(b) Upon the terms and subject to the conditions of this Agreement, and notwithstanding anything to the contrary contained herein, Block agrees to assign, transfer, convey and deliver to Access and Access agrees to assume from Block, on the Closing Date, all rights, liabilities (other than the Retained Liabilities), title and interest of Block and its Affiliates in and to the Takeda License Agreement, free and clear of all Encumbrances, except as set forth in Schedule 6.3. The Parties hereby acknowledge and agree that as of the date of the Memorandum of Consent, the Takeda Supply Agreement shall be terminated in its entirety and neither Block nor any of its Affiliates shall have any further rights, duties and/or obligations to Takeda or Access thereunder.

(c) Access acknowledges and agrees that Block may retain one (1) copy of all or part of the documentation that it delivers to Access in confidential, restricted access files, for use in the event a dispute arises between the Parties hereunder, in connection with fulfilling its obligations under this Agreement or the Aphthasol Supply Agreement, or in order to comply with applicable law.

2.2  Liabilities.

(a) Access agrees to assume, be responsible for and pay, perform and discharge when due and whenever asserted, all Liabilities (other than the Retained Liabilities) arising in connection with the Purchased Assets, the Takeda License Agreement, Product and any other Dermatological
Product (including, without limitation, Inventory and Finished Goods), but only to the extent such Liabilities (i) with respect to the Purchased Assets, arise in respect of circumstances or events occurring on or after the Closing Date; (ii) with respect to the Takeda License Agreement, arise in respect of circumstances or events occurring on or after the Closing Date and, if before the Closing Date, only as provided in
Section 2.3 below; and (iii) with respect to Product and any other Dermatological Product (including without limitation, Inventory and
Finished Goods), arise in respect of circumstances or events occurring on or after the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period (including, without limitation, any third party liability claims relating in whole or in part to Aphthasol Product sold on or after the effective date of the expiration, or earlier termination

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by Access (as provided herein), of the Transition Period) (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, Access shall assume, be responsible for and pay, perform and discharge, when due and whenever asserted, all costs, expenses, exchanges and rebates related to customer returns of any Aphthasol Product, including, without limitation, Finished Goods, which occur or arise after the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, even if such costs, expenses, exchanges and rebates are related to customer returns of Aphthasol Product sold by Block prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period. The foregoing costs, expenses, exchanges and rebates related to customer returns of Aphthasol Product shall be included within the definition of Assumed Liabilities. Access shall not assume any Liabilities relating to a breach contract, breach of warranty, tort, infringement or violation of law by Block, its Affiliates and/or its or their respective directors, officers, employees and agents occurring prior to the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(b) Block agrees to retain, be responsible for and pay, perform and discharge when due and whenever asserted, all Liabilities (other than the Assumed Liabilities) arising in connection with the Purchased Assets, the Takeda License Agreement, Product and any other Dermatological
Product (including, without limitation, Inventory and Finished Goods) but only to the extent such Liabilities (i) with respect to the Purchased Assets, arise in respect of circumstances or events occurring prior to the Closing Date; (ii) with respect to the Takeda License Agreement, arise in respect of circumstances or events occurring prior to the Closing
Date; and (iii) with respect to the Product and any other Dermatological Product (including, without limitation, Inventory and Finished Goods), arise in respect of circumstances or events occurring prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period (including, without limitation, any third party liability claims relating in whole or in part to Aphthasol Product sold in the United States prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period) (collectively, the "Retained Liabilities"). Notwithstanding the foregoing, Block shall not be responsible for any costs, expenses, exchanges and rebates relating to customer returns of Aphthasol Product, including, without limitation, Finished Goods, occurring after the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, even if such costs, expenses, exchanges and rebates relating to customer returns are related to Aphthasol Product sold by Block prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period. Block shall not retain any Liabilities relating to a breach of contract, breach of warranty, tort, infringement or violation of law by Access, its Affiliates and/or its or their respective directors, officers, employees, agents or Licensees, occurring as of and after the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

(c) Subject to the provisions of Section 10 below, Access shall be responsible for all Liabilities whatsoever other than the Retained Liabilities.

(d) Subject to the provisions of Section 10 below, Block shall be responsible for all Liabilities whatsoever other than the Assumed
Liabilities.

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2.3  Proration.

Block and Access agree to prorate as of the Closing Date any amounts under the Takeda License Agreement which become due and payable after the Closing Date to the extent the benefit is attributable to the period prior to the Closing Date, and any amounts under the Takeda
License Agreement which are paid prior to the Closing Date to the extent the benefit is attributable to the period subsequent to the Closing Date. Notwithstanding the foregoing, Access assumes no Liabilities under the Takeda License Agreement which occurred prior to the Closing Date, except for expenses thereunder incurred by Block in the ordinary course of business; and, Access assumes no Liabilities under the Takeda License Agreement relating to a breach of contract, breach of warranty, tort, infringement or violation of law occurring prior to the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand. Further, Block shall not retain any Liabilities under the Takeda License Agreement which relate to a breach of contract, breach of warranty, tort, infringement or violation of law occurring after the Closing Date and arising out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand.

2.4 Ancillary Agreements. Block and Access acknowledge that this Agreement does not act as a conveyance, transfer or assignment of any property but that all of the Purchased Assets, the Takeda License Agreement and Inventory are conveyed, transferred or assigned by way of the Bill of Sale and Assignment Agreement, Inventory Bill of Sale and Assignment Agreement, Assignment and Assumption Agreement,
Product Patents Assignment, Aphthasol Trademarks Assignment and other documents delivered pursuant to the terms of this Agreement.

                              SECTION 3
                              ---------
                 PURCHASE PRICE AND OTHER PAYMENTS
                 ---------------------------------

3.1 Purchase Price. The Purchase Price payable in consideration for the acquisition of the Purchased Assets shall be One Million Two Hundred Fifty Thousand U.S. Dollars (US$1,250,000) (the "Purchase Price"). Such Purchase Price shall be paid by Access to Block as follows:

(a) Seven Hundred Fifty Thousand U.S. Dollars (US$750,000) delivered to Block by Access at the Closing;

(b) Two Hundred Fifty Thousand U.S. Dollars (US$250,000) delivered to Block by Access no later than six (6) months after the Closing Date; and

(c) Two Hundred Fifty Thousand U.S. Dollars (US$250,000) delivered to Block by Access no later than twelve (12) months after the Closing Date.

3.2  Inventory Price.  Access shall purchase all Inventory held by Block as of the earlier of the expiration or termination of the Transition Period, which shall be determined based on an actual physical count of such
Inventory, for a price equal to   *   U.S. Dollars (US$   *   ) per dozen
of 5 gram tubes of Finished Goods (the "Inventory Price"). The aggregate Inventory Price shall be delivered to Block by Access in full within ten (10) days of the expiration or termination of the Transition Period. In addition to Access' payment to Block of the aggregate

* - Confidential portions have been omitted and are on file separately with the Commission.

Inventory Price, Access shall reimburse Block for fifty percent (50%) of the shipping/transportation costs of such Inventory, including, without limitation, insurance, freight and duties, from the Plant or wherever such Inventory is stored by Block to the location designated by Access, which amount shall be payable by Access within ten (10) days after Access' receipt of an invoice from Block for such shipping/transportation costs, the total of amount of which invoice shall not be greater than one hundred twenty five percent (125%) of the amount reflected on the estimate described below. Prior to Block shipping/transporting any Inventory as provided in this Section 3.2 or in Section 11.3(a), Block shall forward to Access a reasonably detailed estimate of such shipping/transportation costs, which estimate shall be accepted by Access in writing to Block. The Parties agree that neither Block nor any of its Affiliates shall be obligated to ship or otherwise transport the Inventory to Access as provided in this Section 3.2 or in Section 11.3(a) prior to Block's receipt from Access of Access' written acceptance of the estimate referenced herein.

3.3 Milestone Payments. In further consideration for the transactions contemplated under this Agreement and in addition to the Purchase Price and Inventory Price, Access shall pay to Block the following non-refundable milestone payments in the form and manner described below:

(a)  Dermatological Product Milestone Payments:

(i)  Two Hundred Fifty Thousand    *   U.S.
Dollars (US$   *   250,000) upon the achievement of an aggregate of
Cumulative Net Sales in the United States for all Dermatological
Products by Access, its Affiliates and its and their respective Licensees,
after the Closing Date, of    *Five Million   U.S. Dollars (US$   *
5,000,000) in any one calendar year. Such milestone payment shall be paid by Access to Block no later than ninety (90) days after the end of the calendar year in which the milestone is achieved; and

(ii)    *   Seven Hundred Fifty Thousand U.S.
Dollars (US$   *   750,000) upon the achievement of an aggregate of
worldwide (including, without limitation the U.S.) Cumulative Net Sales for all Dermatological Products by Access, its Affiliates and its and their
respective Licensees after the Closing Date, of   *   Twenty Million
U.S. Dollars (US$   *   20,000,000).  Such milestone payment shall be
paid by Access to Block no later than the last day of the calendar quarter immediately succeeding the calendar quarter in which the milestone is achieved.

(b)  Mucositis Product Milestone Payments:

(i)  Within five (5) business days after Access
signs a license agreement or agreements (with a third party) regarding the Mucositis Product for all the major European markets of Germany, France, the United Kingdom, Italy and Spain, Access shall pay Block the
sum of   *   Two Hundred Fifty Thousand U.S. Dollars (US$   *  250,000);

(ii)  Within five (5) business days after Access
signs a license agreement (with a third party) regarding the Mucositis Product for the United States market, Access shall pay Block the sum of
 *   Three Hundred Fifty Thousand U.S. Dollars (US$   *   350,000);

* - Confidential portions have been omitted and are on file separately with the Commission.

(iii)  Within five (5) business days of the filing
by Access of an NDA for the Mucositis Product with the FDA, Access
shall pay Block the sum of   *   Two Hundred Fifty Thousand U.S.
Dollars (US$   *   250,000);

(iv)  Within five (5) business days of Access
receiving a written approval of an NDA for the Mucositis Product,
Access shall pay Block the sum of   *   Five Hundred Thousand U.S.
Dollars (US$   *   500,000); and

(v)  Access shall pay to Block the following
payments based upon the achievement of the following worldwide
(including, without limitation, the U.S.) Cumulative Net Sales of the Mucositis Product by Access, its Affiliates and its and their respective Licensees after the Closing Date:

   PAYMENT                     MILESTONE
--------------
US$  *           On achievement of worldwide Cumulative Net Sales
                 for the Mucositis Product of US$  *

US$   *          On achievement of worldwide Cumulative Net Sales
                 for the Mucositis Product of US$  *

US$   *          On achievement of worldwide Cumulative Net Sales
                 for the Mucositis Product of US$  *

US$   *          On achievement of worldwide Cumulative Net Sales
                 the Mucositis Product of US$   *

US$   *          On achievement of worldwide Cumulative Net Sales
                 for the Mucositis Product of US$  *

US$   *          On achievement of worldwide Cumulative Net Sales
                 for the Mucositis Product of US$  *

For the avoidance of doubt, only one (1) payment is required under each of the subsections of this Section 3.3, excluding 3.3(b)(v), notwithstanding whether more than one (1) Mucositis Product is developed or more than one (1) NDA for the Mucositis Product is filed and whether or not there are any improvements.

(c) Within sixty (60) days after the end of each calendar quarter, commencing with the first full calendar quarter following the Closing Date, Access shall submit to Block a written report setting forth the worldwide Cumulative Net Sales of the Aphthasol Product, Mucositis Product, and any other Dermatological Product, respectively, for such quarter; provided, however, that the first such quarterly report shall include worldwide Cumulative Net Sales for the Aphthasol Product, Mucositis Product and any other Dermatological Product from

* - Confidential portions have been omitted and are on file separately with the Commission.

the Closing Date to the end of the first full calendar quarter following the Closing Date. In the event that a Licensee sells or distributes the Product, the sales report provided to Block by Access or its Affiliates pursuant to this Section 3.3(c) shall also include a copy of the sales report from such Licensees for such calendar quarter. Access shall permit, and shall cause its Affiliates and its and their respective Licensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Block and reasonably acceptable to Access, at Block's expense, to have access upon reasonable notice during normal business hours to the records of Access and/or its Affiliates and its or their respective Licensees as may be reasonably necessary to verify the accuracy of the worldwide Cumulative Net Sales reported by Access pursuant to this Section 3.3(c). When, in any quarterly report, one (1) of the worldwide Cumulative Net Sales milestones set forth in Section
3.3(b)(v) have been achieved, Access shall make the corresponding milestone payment to Block within forty-five (45) business days after the end of the calendar quarter in which the milestone is achieved.

3.4  Allocation of Purchase Price.  The Purchase Price and
Inventory Price and all other amounts constituting consideration hereunder shall be allocated among the Purchased Assets, and otherwise as the Parties shall have agreed, in the manner set forth on Exhibit M. Except as otherwise required by applicable law, each of the Parties agrees to report (and to cause its Affiliates to report) the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth on Exhibit M, and agree not to take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise.
Any subsequent adjustment to the Purchase Price or Inventory Price shall be reflected in the allocation statement as revised by the Parties hereunder in a manner consistent with the allocation statement as originally prepared, except as otherwise required by applicable law. Exhibit M shall be amended to reflect any agreed upon changes to the allocation statement.

3.5 Transfer Taxes; Withholding Taxes. All transfer, sales, value added, stamp duty and similar Taxes payable in connection with the transactions contemplated hereby shall be borne equally by Block and Access. Block shall pay all Taxes payable on any income or gain resulting from the sale of the Purchased Assets and Inventory to Access.


                               SECTION 4
                             -------------
                             PAYMENT TERMS
                             -------------
4.1 Payment. Access shall pay the Purchase Price, in the installments set forth in Section 3.1(a)-(c), the Inventory Price, and any and all milestone payments as set forth in Section 3.3, in cash by wire transfer of immediately available funds to a bank account or bank accounts to be designated by Block or its Affiliate.

                               SECTION 5
                               ---------
              TERMINATION OF PRIOR AGREEMENTS; RELEASES
              -----------------------------------------

5.1 Termination of Prior Agreements. The Parties agree, and shall cause their respective Affiliates to agree, that effective as of the Closing Date, the Block/Chemex

Agreement, the Aphthasol
Agreement and the Mucositis Agreement shall be terminated in their entirety and neither Party shall have any further duties and/or obligations to the other thereunder.

5.2 Release of Access. Access does hereby release Block, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns from any and all claims (including, without limitation, royalty claims and claims for reimbursement of research and development expenses), Liabilities and causes of action of any kind under the terms of the Block/Chemex Agreement, the Aphthasol Agreement and the Mucositis Agreement for all periods through the Closing Date, irrespective of whether such claims are known or unknown, matured or contingent.

5.3   Release of Block.  Block hereby releases Access, its
Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns from any and all claims (including, without limitation, royalty claims and claims for reimbursement of research and development expenses), Liabilities and causes of action of any kind under the terms of the Block/Chemex Agreement, the Aphthasol Agreement and the Mucositis Agreement for all periods through the Closing Date, irrespective of whether such claims are known or unknown, matured or contingent.


                               SECTION 6
                               ---------
                 REPRESENTATIONS AND WARRANTIES OF BLOCK
                 ---------------------------------------

Block hereby represents and warrants to Access as follows:

6.1  Incorporation, Organization and Qualification of
Block. Block is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has the necessary corporate power to own, lease and operate its property and to carry on its business as now being conducted by it. Block is duly qualified and licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing does not have a Material Adverse Effect.

6.2 Authorization and Validity of Agreement. Block has the corporate power and legal authority to execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Block's obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action by Block, and no other corporate proceedings on the part of Block are necessary to authorize such execution, delivery and performance. This Agreement has been, and the other agreements to be executed by Block in connection with this Agreement will be, duly and validly executed by Block and constitute or will constitute, as the case may be, the valid and binding obligations of Block enforceable against Block in accordance with its or their terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. Execution of this Agreement, the Ancillary Agreements and any other agreements to be executed by Block in connection with this Agreement and consummation of the transactions contemplated hereby and thereby will not (a) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Block, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Block is a party or may be subject or which is included in the Purchased Assets or (c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Block or the Purchased Assets, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect.

6.3   Title to Purchased Assets.  Except as set forth on
Schedule 6.3, Block is the owner of, and/or is the lawful holder of all rights to, the Purchased Assets with good, valid and marketable title thereto, free and clear of any mortgage, lien, charge, security interest, pledge, restriction on transferability, option, adverse claim or other encumbrance on title whatsoever (collectively, "Encumbrances"), and at the Closing, Block will transfer to Access good, valid and marketable title thereto, free and clear of all Encumbrances.

6.4 Compliance With Law. Block has conducted and is currently conducting the manufacturing, processing, packaging, labeling, marketing and sale of the Aphthasol Product in the United States in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. Except as disclosed on
Schedule 6.4 or as would not have a Material Adverse Effect, Block has not received any written notice of violation of any applicable law, regulation or requirement relating to the Aphthasol Product, the Purchased Assets or the Takeda License Agreement within the past three (3) years.

6.5 Litigation. Except as set forth in Schedule 6.5, or as would not have a Material Adverse Effect, (a) there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or, to the best knowledge of Block, threatened against or affecting, in whole or in part, the Purchased Assets, the Takeda License Agreement or the Aphthasol Product by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator, and (b) there is not currently outstanding against Block any judgment, decree, injunction, rule, settlement, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator that relate, in whole or in part, to the Purchased Assets, the Takeda License Agreement or the Aphthasol Product or would question or challenge the validity of this Agreement.

6.6  Takeda License Agreement; No Default Under The
Takeda License Agreement. The Takeda License Agreement is valid, binding and enforceable against Block and Takeda, is in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date. Except as set forth in Schedule 6.6, neither Block nor, to the knowledge of Block, Takeda are in breach or default of any of the terms, conditions or provisions of the Takeda License Agreement and to the knowledge of Block, there is no event which, with the giving of notice and the passage of time, could become a default under the Takeda License Agreement.

6.7  Intellectual Property Rights.

(a) Except as described in Schedule 6.7, (i) Block is the sole owner, free and clear of any Encumbrance, except as set forth in Schedule 6.3, of all right, title and interest in the Product Intellectual Property and (ii) Block has the right to use the Product Intellectual Property in the manufacture, sale and distribution of Product. To knowledge of Block, no other Intellectual Property or license is required in order to sell the Aphthasol Product in the United States.

(b) Except as described in Schedule 6.7, all of the Product Patents and Product Trademarks (i) have been duly registered or filed with the appropriate government authorities or registries, and
(ii) to the best knowledge of Block are currently in force as to all applicable jurisdictions.

(c) Except as described in Schedule 6.7, to the knowledge of Block, no third party is infringing or misappropriating any of the Product Intellectual Property.

(d) Except as set forth on Schedule 6.7, none of the Product Intellectual Property infringes or conflicts with any Intellectual Property right of a third party and there are, and have been, no claims asserted in writing against Block alleging that Block's development, manufacture and sale of Aphthasol Product infringes or misappropriates any Intellectual Property of any other person, corporation, limited liability company, partnership, other business entity.

(e) Except as described in Schedule 6.7, Block has not granted any license or sublicense with respect to the Product
Intellectual Property.

(f) Block has delivered to Access correct and complete copies of all patents, registrations, applications, licenses and agreements relating to the Product Intellectual Property.

6.8 Inventory. The Inventory has been stored in compliance with all applicable federal and state laws, has not been adulterated and has otherwise been maintained according to the requirements of federal and state law. The Inventory is merchantable and fit for the purpose for which it was manufactured, is not defective and shall have a remaining shelf life of at least eighteen (18) months from the effective date of the earlier of the expiration or termination of the Transition Period.

6.9  Government Approvals.  Except as set forth on
Schedule 6.9, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the offer and sale of the Purchased Assets, assignment of the Takeda License Agreement, the execution and delivery by Block of this Agreement, the Ancillary

Agreements and any other agreement or instrument executed in connection herewith, the consummation of the transactions contemplated hereby or thereby, or the performance by Block of its obligations under this Agreement, the Ancillary Agreements and any other agreements.

6.10 Purchased Assets. Except for the Excluded Assets and as otherwise stated herein (including, without limitation, in Schedule 6.11) or in the Aphthasol Supply Agreement or as would not cause a Material Adverse Effect, the Purchased Assets include all property, rights, assets, information, files and materials necessary for Access to develop, manufacture, sell and distribute the Aphthasol Product in a manner substantially similar to Block's practices as of the Closing Date.

6.11  Supply of Amlexanox.  Except as described in
Schedule 6.11, Block knows of no reason why Takeda, the supplier of Amlexanox, the active ingredient in the Product, will not supply Amlexanox for manufacturing the Product in commercially required amounts after the date of this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, except as set forth in Schedule 6.11, there are no contracts associated with the supply of Amlexanox from Takeda or any other third party. Further, Block makes no representations, warranties or covenants as to the supply of Amlexanox, including, without limitation, any representation, warranty or covenant as to the availability or price of such Amlexanox as of and after the Closing Date from Takeda or any other third party.

6.12 Brokers. Block has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

6.13 Disclosure. The representations and warranties contained in this Section 6 do not contain any untrue statement of fact or omit to state a fact necessary in order to make the statements and information contained in this Section 6 not misleading.

6.14  No Implied Representations.  WITH REGARD TO
ANY STATEMENT CONTAINED IN THIS SECTION 6 OR ANY OTHER PROVISION
OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT BLOCK AND ACCESS ACKNOWLEDGE AND AGREE THAT NEITHER BLOCK NOR ANY OF ITS AFFILIATES, AGENTS, EMPLOYEES OR REPRESENTATIVES IS MAKING OR IMPLYING, WHETHER CONTAINED IN OR REFERRED TO IN THE DUE DILIGENCE AND EVALUATION MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO ACCESS
OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER BEYOND THOSE EXPRESSLY GIVEN BY BLOCK IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE
PURCHASED ASSETS OR INVENTORY.

                               SECTION 7
                               ---------
                           COVENANTS OF BLOCK
                           ------------------
7.1 Assistance with Access Regulatory Filings. Block shall use commercially reasonable efforts to assist Access in its preparation and filing with the FDA or any other Agency of filings required to be filed by Access for the manufacture, marketing and distribution of the Aphthasol Product. It is understood and agreed that Access, as the owner of the Aphthasol Registrations, shall have the responsibility for all regulatory filings after the Closing Date. All costs and fees associated with such regulatory filings shall be borne by Access.

7.2  Transitional Support.

(a) Except as otherwise set forth herein or in the Aphthasol Supply Agreement, for a period of not more than ninety
(90) calendar days from the Closing Date (the "Transition Period"), or until the earlier termination of such Transition Period by Access at any time and for any reason upon providing at least ten (10) days' prior written notice to Block, Block agrees, without payment of any additional consideration from Access, to use commercially reasonable efforts to provide Access with such transitional support as may be reasonably requested by Access in order to effectuate a smooth transition from Block to Access with respect to the sale of Purchased Assets, including, without limitation, distributing the Aphthasol Product in the U.S. from Block's Inventory during the Transition Period. Notwithstanding the foregoing, the Parties agree that ten (10) business days prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, Block shall cease accepting or placing any new orders for the Aphthasol Product in the U.S. Block shall retain any proceeds received from its sales of the Aphthasol Product during the Transition Period. Access agrees that during the Transition Period, Block shall be permitted to notify existing customers for the Aphthasol Product, in a form agreed to by Access, of the consummation of the transactions contemplated by this Agreement.

(b) Effective as of the Closing and continuing until the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, Access hereby grants to Block (i) the limited right and non-exclusive, nonsublicensable and nontransferrable royalty free license under the Product Patents to distribute, market, promote and sell the Aphthasol Product in the United States as set forth in Section 7.2(a) above, and (ii) the limited right and non-exclusive, nonsublicensable and nontransferrable royalty free license to use the Aphthasol Trademarks and Aphthasol Trade
Dress in connection with the distribution, marketing, promotion and sale of the Aphthasol Product in the United States as set forth in
Section 7.2(a) above. Following the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period and except as otherwise provided in the Aphthasol Supply Agreement or in Section 14.1 herein, Block shall have no rights under the Product Patents and shall not use, in any manner or for any purpose, directly or indirectly, the Aphthasol Trademarks or Aphthasol Trade Dress without Access' prior written approval. Block hereby acknowledges and agrees that no right, license or any transfer is granted by Access to Block by implication or otherwise with respect to the Product Patents, Aphthasol Trademarks or the Aphthasol Trade Dress except as provided in the Aphthasol Supply Agreement, Section
14.1 and this Section 7.2(b).

7.3 Litigation. From the date hereof until the date six (6) years after the Closing, Block shall notify Access promptly upon receipt of any communication or legal process which commences or threatens litigation which might materially and adversely affect the value of any of the Purchased Assets.

7.4 Access. During the Transition Period, Block shall provide Access, during such time as shall be mutually agreed to by the Parties, access to properties, books, records, contracts and documents relating to the Purchased Assets.

7.5 Notice of Developments. For a period of one (1) year after the Closing Date, Block will give written notice to Access of all material developments of which it has actual knowledge affecting the Purchased Assets.

7.6 Operation of Business. Until the Closing Date, Block shall operate the business relating to the Purchased Assets and the Takeda License Agreement in a manner consistent with its past business practice relating to the Purchased Assets and the Takeda License Agreement. Until the effective date of the expiration, or earlier termination by Access (as provided herein) of the Transition Period, Block shall operate the business relating to the Inventory, including, without limitation, the sale and distribution of Aphthasol Product by Block, in a manner consistent with its past business practice relating to the Inventory.


                               SECTION 8
                               ---------
                REPRESENTATIONS AND WARRANTIES OF ACCESS
                ----------------------------------------
Access hereby represents and warrants to Block as follows:

8.1  Incorporation, Organization and Qualification of
Access. Access is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the necessary corporate power to own, lease and operate its property and to carry on its business as now being conducted by it. Access is duly qualified and licensed to do business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

8.2 Corporate Action. Access has the corporate power and legal authority to execute and deliver this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements and the performance of Access' obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Access are necessary to authorize such execution, delivery and performance. This Agreement has been, and any other agreements to be executed in connection herewith will be, duly and validly executed by Access, and constitutes or will constitute, as the case may be, the valid and binding obligations of Access, enforceable against Access in accordance with its or their terms, subject to bankruptcy, insolvency or similar laws of general application affecting the enforcement of rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies, and subject to the effect of federal and state securities laws on the enforceability of indemnification provisions relating to liabilities arising under such laws. Execution of this Agreement, the Ancillary Agreements and any other agreements to be executed by Access in connection with this Agreement and consummation of the transactions contemplated hereby and thereby will not (a) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Access, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Access is a party or may be subject to or (c) violate any order, writ, injunction, decree, statute, treaty consummation of such transactions, rule or regulation applicable to Access except, in the case of clauses (b) and
(c), as would not prevent or materially delay the consummation of the transactions contemplated hereby.

8.3  Governmental Approvals.  No government
authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the purchase of the Purchased Assets, the assumption of the Takeda License Agreement, the execution and delivery by Access of this Agreement, the Ancillary Agreements and any other agreement or instrument executed in connection herewith, the consummation of the transactions contemplated hereby or thereby, or for the performance by it of its obligations under this Agreement, the Ancillary Agreements and any other agreements.

8.4 Compliance With Law. Access has conducted and is currently conducting its business, including, without limitation, the manufacturing, processing, packaging, labeling, promotion, advertising, marketing and sale of its pharmaceutical products, in compliance with all applicable laws, rules, regulations and court or administrative orders and processes. Except as disclosed on Schedule
8.4 or as would not have a Material Adverse Effect, Access has not received any written notice of violation of any applicable law, regulation or requirement relating to its business within the past five
(5) years.

8.5 Litigation. Except as set forth in Schedule 8.5 or as would not have a Material Adverse Effect, there are no actions, suits, proceedings, investigations, arbitration proceedings or other proceedings pending or, to the best knowledge of Access, threatened against or affecting, in whole or in part, Access' business by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before any arbitrator and, to the best knowledge of Access, there is not currently outstanding against Access any judgment, decree, injunction, rule, settlement, order or award of any court, governmental department, commission, board, bureau, agency, instrumentality, domestic or foreign, or arbitrator that would question or challenge the validity of this Agreement.

8.6 Brokers. Access has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

8.7 Disclosure. The representations and warranties contained in this Section 8 do not contain any untrue statement of fact or omit to state a fact necessary in order to make the statements and information contained in this Section 8 not misleading.


                               SECTION 9
                               ---------
                            MUTUAL COVENANTS
                            ----------------

9.1  Transfer of Aphthasol Registrations, Etc.  The
Parties to this Agreement shall cooperate to effectuate the consummation of the transactions contemplated by this Agreement and the transfer of the Purchased Assets and Takeda License Agreement in accordance with Section 2.1 hereof. The Parties agree to use their commercially reasonable efforts, before and after the Closing, to take any other actions required by the FDA or any other Agency to effect the transfer of the Purchased Assets, including notices to the FDA and other Agencies regarding the transfer from Block to Access of the Aphthasol Registrations and to obtain any required third party consents necessary to consummate the transactions contemplated by this Agreement.

9.2 Transition Team. Block and Access shall establish a transition team (the "Transition Team"), which shall be formed from such number of designees as the Parties may agree and which shall have the responsibilities set forth in this Section 9.2. For a period of not longer than the Transition Period, or until the earlier termination thereof by Access (as provided herein), the Transition Team shall (a) coordinate the joint efforts of Block and Access, consistent with the terms and conditions of this Agreement; (b) effect the transfer of the Purchased Assets in accordance with Section 2.1 and Section 11.1(k);
(c) obtain any required consents, licenses, permits, waivers, approvals, authorizations or orders; (d) make any required filings or submissions; (e) effect a smooth transition from Block to Access with respect to the manufacture and sale of the Product in the U.S.; and (f) take any other commercially reasonable actions necessary for the consummation of the transactions contemplated by this Agreement.

9.3  Transitional License.  Effective as of the Closing,
Block hereby grants to Access and its Affiliates and its and their Licensees, the limited right and non-exclusive, nonsublicensable and nontransferrable royalty free license to use the Block Trademarks and Block Trade Dress which have been used in connection with the distribution, marketing, promotion and sale of the Aphthasol Product in the United States, consistent with Block's past practice, in connection with the distribution, marketing, promotion and sale of the Aphthasol Product in the United States. The limited right and license shall include the right to use the Block Trademarks or the Block
Trade Dress on Product Marketing Materials. The limited right and license shall be effective until the exhaustion of the Inventory by Access and/or its Affiliates and its or their Licensees; provided that Access shall use commercially reasonable efforts to cease using the Block Trademarks or the Block Trade Dress as soon as practicable after the Closing Date. Following such time period, neither Access nor its distributors shall use, in any manner or for any purpose, directly or indirectly, the Block Trademarks or the Block Trade Dress without Block's prior written approval, which shall not be unreasonably withheld. All use of Block's Trademarks or the Block Trade Dress by Access and/or its Affiliates and its and their

Licensees, shall inure to the benefit of Block and shall be in accordance with Block's past practice for quality standards for the Product and Product Marketing Materials. Access hereby acknowledges and agrees that no right, license or any transfer is granted by Block to Access by implication or otherwise with respect to the Block Trademarks or the Block Trade Dress except as provided in this Section 9.3.

9.4  Certain Tax Matters.  Access and Block, and each
Party's respective Affiliates, shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, audit, litigation, information statement, proceeding or similar items with respect to Taxes and to furnish the other Party with a copy of such item in draft form within a reasonable time before its due date, as well as a copy of such item as filed.

9.5  Adverse Experience Reports. On or prior to the
Closing Date, Block shall provide Access with all information relating to the investigation and reporting of Adverse Experiences regarding the Aphthasol Product since three (3) years prior to the Closing Date and all information which is relevant to the safe use of the Aphthasol Product as of the Closing Date and will confer with Access on Adverse Experience history related to the Aphthasol Product. After the Closing Date, Block and its Affiliates shall promptly submit to Access all Adverse Experience information or customer complaints brought to the attention of Block or its Affiliates in respect of the Aphthasol Product, as well as any material events and matters concerning or affecting the safety or efficacy of the Aphthasol Product. Such information or customer complaints shall be forwarded to Access, Attention: Christiane M. Baud, Director of Clinical Development. Beginning on the Closing Date, Access shall have all responsibility for required reporting of Adverse Experiences for the Aphthasol Product, Mucositis Product and other Dermatological
Product.

9.6  Response to Medical Inquiries and Products
Complaints. Until the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, Block shall continue to be responsible for responding to all medical inquiries and complaints (excluding, however, any Adverse
Experience reports, as set forth in Section 9.5 above) relating to the Aphthasol Product in the United States. Access shall promptly refer all such medical inquiries that it receives to Block for response.
Block shall give Access prompt written notice of all such inquiries or complaints and shall allow Access to participate in any actions relating thereto. After the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, Access shall assume all responsibility for responding to any medical inquiries or complaints about the Product and other Dermatological Product. Block shall promptly refer all such inquiries and complaints that it receives to Access for response to such inquiries or complaints.

9.7  Supply Agreements.  At the Closing, Block and
Access shall enter into the Aphthasol Supply Agreement.

9.8 Customer Receipts. In the event that Block or any of its Affiliates receive payment after the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period on invoices relating to sales of the Aphthasol
Product by Access or any of its Affiliates after the effective date of the expiration, or earlier termination by Access

(as provided herein), of the Transition Period, Block will promptly notify Access of such receipt and will promptly remit, or will cause such Affiliate to promptly remit such payment to Access. In the event that Access or any of its Affiliates receive payment after the Closing Date on invoices relating to sales of the Aphthasol Product by Block or any of its Affiliates prior to the effective date of the expiration, or earlier termination by Access (as provided herein), of the Transition Period, Access will promptly notify Block of such receipt and will promptly remit, or will cause such Affiliate to promptly remit such payment to Block.

9.9 Credit Under Takeda License Agreement. Access shall be solely responsible for providing a written accounting to Takeda, in accordance with Article VIII of the Takeda License Agreement, of any royalties payable to Takeda under the Takeda
License Agreement on Block's Net Sales (as defined in the Takeda License Agreement) of Aphthasol Product during the Transition
Period. In such written accounting to Takeda, Access agrees that it shall use the balance of the aggregate license fee payments existing as of the Closing Date that have been paid to Takeda by Chemex and Block since November 12, 1987 in accordance with Section 7.1 of the Takeda License Agreement, to offset any and all royalties payable to Takeda on Block's Net Sales (as defined in the Takeda License Agreement) of Aphthasol Product during the Transition Period. The balance of the aggregate license fee payments existing as of the Closing Date that have been paid to Takeda by Chemex and Block since November 12, 1987 in accordance with Section 7.1 of the Takeda License Agreement shall be as set forth on Exhibit N, which shall be attached within ninety (90) days after the Closing Date. Access shall deliver to Block a copy of any statement or royalty report provided to Takeda as set forth herein, which accounts for royalties payable to Takeda on Block's Net Sales (as defined in the Takeda License Agreement) of Aphthasol Product during the
Transition Period.


                              SECTION 10
                              ----------
                            INDEMNIFICATION
                            ---------------

10.1 Indemnification by Block. Block shall indemnify and hold Access, its Affiliates and their respective employees, officers and directors (collectively, the "Access Indemnified Parties") harmless from and against any and all losses, damages, liabilities, obligations, claims, costs and expenses (including reasonable attorneys' fees)
(each, a "Loss" and collectively, the "Losses") sustained, suffered or incurred by such Access Indemnified Parties and relating to, directly or indirectly: (a) the breach of any representation or warranty of Block contained herein (without regard to materiality qualifiers provided in such representations or warranties other than the references to Material Adverse Effect); (b) the breach of any covenant or agreement of Block contained herein; (c) the breach by Block of the Takeda License Agreement prior to the Closing Date, or (d) any claim or cause of action arising from the Retained Liabilities.

10.2 Indemnification by Access. Access shall indemnify and hold Block, its Affiliates and their respective employees, officers and directors (collectively, the "Block Indemnified Parties") harmless from and against any and all Losses sustained, suffered or incurred by such Block Indemnified Parties and relating to, directly or indirectly: (a) the breach of any representation or warranty of Access contained herein, (without regard to materiality qualifiers provided in such representations or warranties); (b) the breach of any covenant or agreement of Access contained herein; (c) the breach by Access of the Takeda License

Agreement on and after the Closing Date; or (d) any claim or cause of action arising from the Assumed Liabilities.

10.3  Notification of Claims.

(a)  If any Block Indemnified Party or Access
Indemnified Party receives notice of any event, circumstance, demand or claim that may give rise to a Loss for which such Party is or may be entitled to indemnification under this Agreement (each such party, an "Indemnified Party"), such Indemnified Party shall promptly notify the Party required to provide such indemnification (the "Indemnifying Party") in writing of the existence of such potential Loss and of the amount at issue. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) If the event or circumstance giving rise to a Loss involves any third party claim, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expense. If the Indemnifying
Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the
Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted loss unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such asserted loss or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such loss. No settlement in respect of any third party claim may be effected by the Indemnifying Party without the Indemnified Party's prior written consent, unless the settlement involves a full and unconditional release of the Indemnified Party. If the Indemnifying Party shall fail to undertake in a timely manner the defense of any third party claim or it is reasonably determined by outside counsel mutually selected by the Indemnified Party and the Indemnifying Party that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party may present a conflict of interest, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.3 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party timely written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

                               SECTION 11
                               ----------
                  CLOSING AND POST-CLOSING DELIVERIES
                  -----------------------------------

11.1  Documents/Items to Be Delivered by Block at
Closing. At the Closing, Block shall deliver, or cause to be delivered, to Access the following:

(a) Any instruments of conveyance, assignment and transfer, in form and substance satisfactory to Access and Block, as shall be appropriate to convey, transfer and assign to, and vest in Access, good title to the Purchased Assets free and clear of all Encumbrances, except as set forth on Schedule 6.3;

(b)  executed Product Patents Assignment;

(c)  executed Aphthasol Trademarks Assignment;

(d) an executed counterpart of the Bill of Sale and Assignment Agreement;

(e)  reports of Adverse Experience, as provided in Section 9.5;

(f) a certificate dated as of the Closing Date and executed by a principal executive or financial officer of Block certifying the satisfaction of the conditions specified in Section 12.1;

(g) a certificate dated as of the Closing Date and executed by the secretary or an assistant secretary of Block, certifying:

(i) attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Block authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Block and the transfer of the Purchased Assets, the Assumed Liabilities and the Takeda License Agreement to Access hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the Purchased Assets, the Assumed Liabilities and the Takeda License Agreement to Access);
and

(ii)   any necessary Block shareholder
approvals have been obtained with regard to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the Purchased Assets, Assumed Liabilities and the Takeda Licensed Agreement to Access; and

(iii)  that the person named in the foregoing
officer's certificate delivered pursuant to Section 11.1(f) has been duly elected, qualified and is an acting officer of Block and that set forth therein is a genuine signature or true facsimile thereof of such officer.

(h)  an executed counterpart of the Assignment and Assumption Agreement;

(i) an executed counterpart(s), executed by Block and Takeda, of the Memorandum of Consent;

(j)  an executed counterpart of the Aphthasol Supply Agreement;

(k) the Purchased Assets, to the extent deliverable at Closing, in accordance with the procedures set forth in Section 2.1. If the Purchased Assets cannot be delivered at Closing, they shall be delivered by Block as soon as practicable after the Closing, in accordance with the procedures set forth in Section 2.1 and, with regard to the Manufacturing Technology, in accordance with Section
     6.1 of the Aphthasol Supply Agreement;

(l) an electronic recording of the Inventory existing as of the Closing Date; and

(m)  such other documents, instruments and
     certificates as Block and Access may mutually agree upon.

11.2 Documents/Items to Be Delivered by Access at
Closing. At the Closing, Access shall deliver, or cause to be delivered, to Block the following:

(a) an executed counterpart of the Bill of Sale and Assignment Agreement;

(b) a certificate dated as of the Closing Date and executed by a principal executive or financial officer of Access certifying the satisfaction of the conditions specified in Section 13.1;

(c) a certificate dated as of the Closing Date and executed by the secretary or an assistant secretary of Access, certifying:

(i) attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Access authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Access and the transfer of the Purchased Assets, the Assumed Liabilities and the Takeda License Agreement to Access hereunder, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof (or, in the alternative, a statement to the effect that no such board of directors approval is necessary regarding the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the Purchased Assets, the Assumed Liabilities and the Takeda License Agreement to Access);
and

(ii)  any necessary Access shareholder
approvals have been obtained with regard to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transfer of the Purchased Assets, the Assumed Liabilities and the Takeda Licensed Agreement to Access; and

(iii)  that the person named in the foregoing
officer's certificate delivered pursuant to Section 11.2(a) has been duly elected, qualified and is an acting officer of Access and that set forth therein is a genuine signature or true facsimile thereof of such officer.

(d) an executed counterpart of the Assignment and Assumption Agreement;

(e)  an executed counterpart of the Aphthasol Supply Agreement;

(f) the first installment of the Purchase Price, as set forth in Section 3.1(a);

(g)  an executed counterpart of the Memorandum of Consent; and

(h) such other documents, instruments and certificates as Block and Access may mutually agree upon.

11.3   Post-Closing Deliveries.

(a) Promptly after the effective date of the expiration, or earlier termination by Access (as provided herein) of the Transition Period, Block shall deliver to Access the Inventory existing as of the expiration or termination of the Transition Period in a manner agreed to by the Parties, and an executed counterpart of the Inventory Bill of Sale and Assignment Agreement conveying, transferring and vesting in Access, good title to such Inventory, free and clear of all Encumbrances except as set forth on Schedule 6.3, in accordance with the procedures set forth in Section 3.2.

(b)    Access shall deliver to Block the aggregate
Inventory Price in accordance with the procedures set forth in Section
3.2 and an executed counterpart of the Inventory Bill of Sale and Assignment Agreement accepting conveyance and transfer of the Inventory.


                               SECTION 12
                               ----------
                     ACCESS' CONDITIONS OF CLOSING
                     -----------------------------

The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement are subject to the following terms and conditions, each of which is included for the exclusive benefit of Access, to be fulfilled or performed at or prior to the Closing:

12.1 Representations and Warranties at Closing. The representations and warranties of Block to Access contained in this Agreement shall be true and correct as of the Closing in all respects with the same force and effect as though such representations and warranties had been made at such time (without regard to materiality qualifiers set forth therein), except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby, and except that those representations and warranties which address matters only as of a particular date or period of time shall remain true and correct as of such date or period of time, except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby. Block shall deliver to Access at the Closing a certificate by an officer of Block to such effect.

12.2 Compliance with Terms and Conditions. Block shall have performed, or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be complied with or performed by Block at or before the Closing.

12.3 AncillaryAgreements. Block shall have executed and delivered the Product Patents Assignment, the Aphthasol Trademarks Assignment, the Bill of Sale and Assignment Agreement,
Memorandum of Consent, Assignment and Assumption Agreement and Aphthasol Supply Agreement.


                               SECTION 13
                               ----------
                     BLOCK'S CONDITIONS OF CLOSING
                     -----------------------------

The sale and purchase of the Purchased Assets in accordance with the terms of this Agreement is subject to the following terms and conditions, each of which is included for the exclusive benefit of Block, to be fulfilled or performed at or prior to the Closing.

13.1 Representations and Warranties at Closing. The representations and warranties of Access to Block contained in this Agreement shall be true and correct as of the Closing in all respects with the same force and effect as though such representations and warranties had been made at such time (without regard to materiality qualifiers set forth therein), except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby, and except that those representations and warranties which address matters only as of a particular date or period of time shall remain true and correct as of such date or period of time, except where failure to be so true and correct would not prevent or materially delay the consummation of the transactions contemplated hereby. Access shall deliver to Block at the Closing a certificate by an officer of Access to such effect.

13.2 Compliance with Terms and Conditions. Access shall have performed, or complied with, in all material respects, all the terms, covenants and conditions of this Agreement to be complied with or performed by Access at or before the Closing.

13.3 Ancillary Agreements. Access shall have executed the Memorandum of Consent, Assignment and Agreement and Aphthasol
Supply Agreement.


                              SECTION 14
                              ----------
                        TERMINATION AND WAIVER
                        ----------------------

14.1  Termination After Closing.

(a) This Agreement may be terminated by Block at any time during the fourteen (14) month period after the Closing Date as follows:

(i)  upon providing written notice to Access
of Access' default or breach of Section 3.1 of this Agreement. In the event that such default or breach is irreparable or Access fails to cure such default or breach within thirty (30) days after receipt of written notice thereof from Block, this Agreement shall immediately terminate; or

(ii)  if Access (A) shall file in any court
pursuant to any statute of any government in any country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Access or its assets;
(B) proposes a written agreement of composition for extension of its debts; (C) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after filing thereof; (D) shall be a party to any dissolution or liquidation; or (E) shall make a general assignment for the benefit of its creditors.

In the event that this Agreement is terminated pursuant to this Section 14.1(a), Block shall have the right, without notice to or consent by Access, to implement and record the transfer and assignment of all rights, title and interest in and to the Purchased Assets back to Block. Notwithstanding anything in this Agreement to the contrary and except as set forth in the next sentence, if Block terminates this Agreement pursuant to this Section 14.1(a), such termination shall constitute Block's sole remedy upon the occurrence of any event listed in this Section 14.1(a) upon which such termination is based, as the case may be, and Block shall not be entitled to receive any additional damages from Access or make any claim for the payment of any additional damages. Notwithstanding the foregoing, Block shall also be entitled to seek reimbursement for any costs and expenses
(including, without limitation, attorneys' fees) incurred in terminating this Agreement pursuant to this Section 14.1(a). Further, nothing contained in this Section 14.1(a) shall be construed as limiting or restricting in any way any remedies which may be available to Block and/or its Affiliates at law and equity in the event of a breach by Access of any material term(s) of this Agreement, other than a breach of Section 3.1.

(b) Upon termination of this Agreement pursuant to this Section 14.1, Block shall have the right to retain any sums paid by Access pursuant to this Agreement, and all outstanding obligations and Liabilities between the Parties arising from this Agreement shall immediately terminate upon the effective date of such termination; provided, however, that those obligations and terms set forth in Sections 5, 10, 14.1, 16.5, and 16.11 and any other obligations or Liabilities set forth in this Agreement that accrued after Closing and prior to the effective date of termination shall survive termination of this Agreement pursuant to this Section 14.1.

(c)  Upon termination or expiration of this
Agreement for any reason, the Aphthasol Supply Agreement shall immediately automatically terminate.

14.2 Waiver. Either Party to this Agreement may, in writing, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing referencing this Agreement and signed by the Party to be bound thereby.

                              SECTION 15
                              ----------
                             CLOSING DATE
                             ------------

15.1 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place at a closing (the "Closing") to be held at GlaxoSmithKline, One Franklin Plaza, Philadelphia, PA, at
10:00 A.M. Eastern Standard Time on July 22, 2002, or at such other place or at such other time or on such other date as Block and Access may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").


                              SECTION 16
                              ----------
                             MISCELLANEOUS
                             -------------

16.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. Except as provided in Section 10, in the event of any dispute among the Parties hereto relating to the subject matter of this Agreement, each Party shall pay its own out-of-pocket costs and fees and disbursements of counsel.

16.2  Further Assurances and Actions.  Each of the
Parties hereto, upon the request of the other Party hereto, whether before or after the Closing and without further consideration, shall, and shall cause their respective Affiliates to, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement.

16.3 Announcements. No Party shall make a public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided that nothing herein shall restrict Block or Access from making any public announcement of the transactions contemplated by this Agreement to the extent that such announcement is required by law; provided that, prior to any such disclosure, the disclosing Party shall provide the other Party a reasonable time to review and comment upon such disclosure. Additionally, Access may disclose this Agreement and the transactions contemplated hereby, to the extent reasonably necessary, in connection with any registration of one (1) or more of the Products with any state or Federal agency.

16.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.4):

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
(a)  if to Block, then:
                     GlaxoSmithKline
                     One Franklin Plaza
                     Philadelphia, PA  19102
                     Telephone:  (215) 751-4000
                     Telecopy:  (215) 751-4431
                     Attn:  Vice President and Director
                            GlaxoSmithKline Consumer Healthcare
                            Worldwide Business Development

                     with a copy to:
                     GlaxoSmithKline
                     Corporate Law Department
                     One Franklin Plaza
                     Philadelphia, PA  19102
                     Telephone:  (215) 751-4000
                     Telecopy:  (215) 751-5132
                     Attn: General Counsel - US


(b)  if to Access, then:

                     Access Pharmaceuticals, Inc.
                     2600 Stemmons Freeway
                     Suite 176
                     Dallas, TX 75207
                     Telephone :  (214) 905-5100
                     Telecopy :  (214) 905-5101
                     Attn:  Kerry P. Gray
                            President

                     with a copy to:
                     Bingham McCutchen LLP
                     150 Federal Street
                     Boston, MA 02110
                     Telephone: (617) 951-8000
                     Telecopy: (617) 951-8736
                     Attn: John J. Concannon III, Esq.

16.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.
Each Party to this Agreement expressly and irrevocably (a) consents that legal action or proceeding against it arising out of this Agreement may be brought in any court of the

State of New Jersey located in
Hudson County or in the United States District Court for the District of New Jersey, (b) consents and submits to the personal jurisdiction of any of such courts solely for purposes of such action or proceeding,
(c) consents to the service of any complaint, summons, notice or other process solely for purposes of such action or proceeding by delivery thereof to him, her or it by hand or by any other manner provided for in Section 16.4 and (d) waives any claim or defense solely for purposes of such action or based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of any Party to commence legal proceedings or otherwise proceed against any other Party in any jurisdiction or to serve process in any manner permitted by law.

16.6  Entire Agreement; Amendments.  This
Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement among the Parties hereto with respect to the transactions provided for herein and as stated herein and in the agreements, instruments and documents executed and to be executed and delivered in connection herewith, contains all of the agreements between the Parties hereto. There are no verbal agreements or understandings between the Parties hereto not reflected in this Agreement. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the Parties hereto.

16.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together, shall constitute the same
Agreement.

16.8 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any person or entity, any legal or equitable rights, benefits or remedies.

16.9 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party and any purported assignment in violation hereof shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or to a successor of the assigning Party's business by reason of merger, sale of all or substantially all of its assets or any similar transaction, provided that such successor agrees in writing to be bound by this Agreement.
Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either Party of its responsibility for the performance of any obligation that accrued prior to the effective date of such assignment hereunder.

16.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

16.12 No Waiver of Remedies. No delay on the part of Access or Block in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Access or Block of any right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The waiver of any terms or conditions of this Agreement shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

The remainder of this page is intentionally left blank.

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
IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

BLOCK DRUG COMPANY, INC.

By    /s/ John B. Ziegler
    -----------------------
    Name: John B. Ziegler
    Title: President


ACCESS PHARMACEUTICALS, INC.

By    /s/ Kerry P. Gray
    -----------------------
    Name: Kerry P. Gray
    Title: President

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